SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2012

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)      Departure of Director

       On December 31, 2012, First Financial Northwest, Inc. (the “Company”) announced that Director Gerald Edlund submitted a letter of resignation to the Board of Directors. Mr. Edlund is retiring after serving as a director of the Company since its formation in 2007 and after serving as a director of the Company’s subsidiary financial institution, First Savings Bank Northwest (“Bank”) since 1985.  Mr. Edlund is a member of the Board of Directors’ Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Edlund’s resignation is effective December 31, 2012.  Mr. Edlund’s letter of resignation did not indicate that his resignation was in connection with any disagreement with the Company or the Bank pertaining to the Company’s or the Bank’s operations, policies or practices.  A copy of the press release announcing Mr. Edlund’s resignation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(d)     Appointment of New Director

       On December 31, 2012, the Company appointed Joseph W. Kiley III to the Company’s Board of Directors, with such appointment subject to the approval of the Company’s primary banking regulator, the Board of Governors of the Federal Reserve System.  Mr. Kiley has served as President and Chief Executive Officer of the Bank, and as a director of the Bank since September 17, 2012.  Because Mr. Kiley is a member of management, it is not anticipated that he will serve on any committees of the Board of Directors.

As previously disclosed in a Form 8-K dated August 10, 2012, there are no family relationships between Mr. Kiley and any director or other executive officer of the Company and the Bank and he was not appointed as a director pursuant to any arrangement or understanding with any person. Mr. Kiley has not engaged in any transaction with the Company or the Bank that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

99.1           Press Release dated December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: December 31, 2012	By: /s/Victor Karpiak
Victor Karpiak
President and Chief Executive Officer